Exhibit (d)(2)
This co-operation agreement (this “Agreement”) is entered into on             , 2007, between:
(1)	BARCLAYS PLC, a public limited liability company incorporated under the laws of England, having its registered office at 1 Churchill Place, London E14 5HP, England being registered under number 48839 (“Barclays”);

(2)	BARCLAYS INVESTMENTS (NETHERLANDS) N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands, having its registered office at Fred. Roeskestraat 123 1, 1076 EE Amsterdam, The Netherlands and being registered with the trade register, no. 34 27 38 56) (“BIN”);

(3)	BARCLAYS (NETHERLANDS) N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands, having its registered office at Fred. Roeskestraat 123 1, 1076 EE Amsterdam, The Netherlands, and registered with the trade register, no. 34273029 (“BN”); and

(4)	BARCLAYS NOMINEES (NO.1) LIMITED, a company incorporated under the laws of England and Wales, having its registered office at 1 Churchill Place, London E14 5HP, England being registered under number 6294885 (the “Nominee”),
(Barclays, BIN, BN and the Nominee are hereinafter also each referred to as a “Party” and collectively as the “Parties”)
WHEREAS:
(A)	Barclays owns the entire issued share capital in BIN;

(B)	the shares in BN (the “BN Shares”) are held in a collective deposit (verzameldepot) within the meaning of article 10 of the Netherlands Securities Giro Act (Wet giraal effectenverkeer) (the “Collective Deposit”) maintained by ABN AMRO Bank N.V.;

(C)	BIN is exclusively entitled to the Collective Deposit;

(D)	on 26 July 2007, a copy of the Offer Document (final in all respects material for the purposes of this Agreement) was filed by Barclays with the AFM ;

(E)	on 26 July 2007, a copy of the prospectus (final in all respects material for the purposes of this Agreement) relating to the proposed issue new ordinary shares and new preference shares in Barclays in connection with the proposed merger with ABN AMRO and application for admission of new ordinary shares in Barclays to the Official List and to trading on the London Stock Exchange’s main market for listed securities (the number of new ordinary shares and new preference shares to be determined) (the “Barclays Prospectus”) was filed by Barclays with the UKLA;

(F)	on 26 July 2007, a copy of the F-4 Exchange Offer Document (final in all respects material for the purposes of this Agreement) was filed by Barclays with the SEC (the “F-4”);

(G)	on 18 July, a copy of the prospectus (final in all respects material for the purposes of this Agreement) relating to the proposed offering of the BN Shares (the “BN Shares Prospectus”) was filed by Barclays with the AFM; and

(H)	as is laid down in the Offer Document, the Barclays Prospectus, the F-4 and the BN Shares Prospectus, the Parties will be involved in the Primary Exchange and the Alternative Exchange and/or related transactions.
THE PARTIES AGREE as follows:
1.	DEFINITIONS

1.1	Unless defined herein, capitalised terms used in this Agreement shall have the meaning as ascribed to them in the Barclays Prospectus.

1.2	The annexes to this Agreement form an integral part thereof.

2.	CO-OPERATION

2.1	The Parties agree that they will co-operate in the context of the Offer, as is laid down in the Offer Document, the Barclays Prospectus and the BN Shares Prospectus, including but not limited to with respect to the Primary Exchange and the Alternative Exchange. The key elements of the Offer so far as material are:
2.1.1	in the Primary Exchange, BIN will transfer its entitlement to the Collective Deposit (or a portion thereof corresponding in value to the market value of the entitlement to the ABN AMRO Ordinary Shares offered by the ABN AMRO Ordinary Shareholders) to the Euroclear Nederland account of the Nominee;

2.1.2	in the Primary Exchange, the Nominee will, pursuant to a separate declaration of trust hold the part of the Collective Deposit transferred to it, on trust for the ABN AMRO Ordinary Shareholders who have validly tendered their entitlement to the ABN AMRO Ordinary Shares under the Primary Exchange in the Euroclear Nederland account of the Nominee;

2.1.3	in the Primary Exchange, BN will accept the validly tendered entitlement to the ABN AMRO Ordinary Shares transferred to its Euroclear Nederland account by ABN AMRO Ordinary Shareholders;

2.1.4	in the Primary Exchange, the Nominee will transfer the ABN AMRO Ordinary Shareholders’ entitlement to the Collective Deposit, to the Euroclear Nederland account of Barclays;

2.1.5	in the Alternative Exchange, Barclays will accept the validly tendered entitlement to the ABN AMRO Ordinary Shares transferred to its Euroclear Nederland account by ABN AMRO Ordinary Shareholders;

2.1.6	in the Primary Exchange and the Alternative Exchange, Barclays will issue as many New Barclays Ordinary Shares and pay cash to ABN AMRO Ordinary Shareholders in accordance with the Exchange Ratios and any Mix and Match Facility;

2.1.7	Barclays will transfer to the Euroclear Nederland account of BIN, its entitlement to the Collective Deposit acquired in the Primary Exchange and the entitlement to the ABN AMRO Ordinary Shares acquired in the Alternative

Exchange to BIN, (i) partially by Barclays making a contribution in kind for BIN shares issued to Barclays by BIN and (ii) the other part by sale, purchase and transfer of its entitlement to the Collective Deposit acquired in the Primary Exchange and the entitlement to the ABN AMRO Ordinary Shares acquired in the Alternative Exchange (pursuant to an agreement Barclays and BIN will enter into, substantially in the form of the draft attached as Annex 1, the “SPA”), the purchase price for such sale and purchase to be left outstanding on the terms and conditions laid down in an outstanding purchase price agreement substantially in the form of Annex 2 (the “OPPA”);

2.1.8	BIN and Barclays will enter into the SPA and the OPPA and BIN will issue shares in its share capital to Barclays and accept the contribution in kind made by Barclays in BIN’s Euroclear account;

2.1.9	BIN will transfer its entitlement to the ABN AMRO Ordinary Shares it acquired from Barclays (as described above in Section 2.1.7) to the Euroclear Nederland account of BN, by BIN making a contribution in kind to BN and BN will accept the contribution kind made by BIN in BN’s Euroclear account.
2.2	The Parties acknowledge that the detailed steps involved in settling the Offer will need to be further refined (in particular in relation to settlement of the transactions involving ABN AMRO shareholders) and the Parties will work together to refine such steps and produce a detailed step plan.

3.	GENERAL

3.1	The Parties agree to do and execute, or procure to be done and executed, all such acts, deeds, documents and things as shall reasonably be required or desirable for the purpose of giving effect to, and implementing, this Agreement and the matters contemplated herein.

3.2	This Agreement is personal to the Parties and neither Party shall be entitled to assign or purport to assign or otherwise transfer or dispose of any of its rights or obligations hereunder except with the prior consent of the other Party.

3.3	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

3.4	This Agreement may be executed in any number of counterparts, all of which, taken together, constitute one agreement and any Party may enter into this Agreement by executing a counterpart.

4.	GOVERNING LAW AND JURISDICTION

4.1	This Agreement is governed by, and shall be construed in accordance with, English law.

4.2	The implementation of the steps described above will take place under Dutch law (except for the OPPA and the declaration of trust by the Nominee, which will take place in accordance with English law).

4.3	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”) including, without limitation, a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

4.4	The parties agree that the courts of England are the most appropriate and convenient forum to settle any Dispute and, accordingly, that they will not argue to the contrary.
EXECUTED by the Parties
BARCLAYS PLC

Name: Title:
BARCLAYS INVESTMENTS (NETHERLANDS) N.V.

Name:	Name:
Title:	Title:

BARCLAYS (NETHERLANDS) N.V.

Name:	Name:
Title:	Title:

BARCLAYS NOMINEES (NO.1) LIMITED

Name:	Name:
Title:	Title: